Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q2 2006 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Dec. 08. 2005 / 10:30AM PT

Dec. 08. 2005 / 10:30AM, FLE — Q2 2006 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises — IR Director

Elden Smith

Fleetwood Enterprises — President, CEO

Boyd Plowman

Fleetwood Enterprises — CFO

Charley Lott

Fleetwood Enterprises — EVP, Housing Group

Andy Griffiths

Fleetwood Enterprises — VP, Controller

Chris Braun

Fleetwood Enterprises — EVP, RV Group

CONFERENCE CALL PARTICIPANTS

Andrew Hodson

RBC Capital Markets — Analyst

Scott Johnson

Prospective (ph) Management — Analyst

Barbara Allen

Avondale Partners — Analyst

John Diffendal

BB&T Capital Markets — Analyst

Chris Cook

Zazove Financial Group — Analyst

Shaun Nicholson

Kennedy Capital — Analyst

Jose Aznar

SLS Capital — Analyst

Mitchell Golden

RH Capital — Analyst

Barry Vogel

Barry Vogel & Assoc. — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2006 Fleetwood Enterprises Incorporated earnings conference call. My name is Angela, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

Now, I would like to turn the presentation over to your host for today’s call, Ms. Kathy Munson. Please proceed, ma’am.

Kathy Munson — Fleetwood Enterprises — IR Director

Thank you, Angela. Good day and welcome to Fleetwood Enterprise’s conference call for the second quarter of fiscal 2006. I’m Kathy Munson, Director of Investor Relations.

First, we hope that all of you have accessed, via the Internet or facsimile, today’s news release announcing Fleetwood’s results for its second quarter ended October 30, 2005. The Company’s 10-Q was also filed today.

This call is being broadcast live over the Internet at StreetEvents.com and Earnings.com, and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call. The call is also being taped. If you have any questions about accessing any of this information, please call the Pondel Wilkinson investor relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rule. These statements are based on beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move onto today’s call. Elden Smith, President and Chief Executive Officer, will discuss the quarter and fiscal year’s results and fill you in on some of the recent corporate developments. Then Boyd Plowman, Executive Vice President and Chief Financial Officer, will detail our financial results and provide insight into some of our balance sheet changes. To conclude, Elden Smith will discuss our outlook. Then we will address your questions. The other Fleetwood executives that are available to help answer your questions are Chris Braun, Executive Vice President of the RV Group, Charley Lott, Executive Vice President of the Housing Group, Lyle Larkin, Vice President and Treasurer, and Andy Griffiths, Vice President and Controller.

I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

Elden Smith — Fleetwood Enterprises — President, CEO

Thank you, Kathy. We appreciate all of you joining us today for our second quarter 2006 conference call. We’ve spent a lot of time talking with the investment community over the last month or so and it’s been very helpful for me. I’ve been asked a number of times if our turnaround is going according to the timetable I had imagined. At this point, I would say that, generally, it is. However, it is not just exactly as I envisioned it. This particular quarter, we had anticipated that motor home operations would be more profitable than they were and that travel trailers would have incurred greater losses. The main reason each performed differently than expected was the variation in revenue, with motor home sales off as a result of a market that is softer than expected and travel trailer revenues up, reflecting the significant unexpected demand for trailers to provide emergency shelter.

The quarter was notable for evidence of advances toward our long-term goals. We put a number of very capable people into leadership positions, our liquidity improved significantly, we implemented planning systems and disciplines allowing us to control finished unit inventories, and we completed the disposition of virtually all the assets associated with our discontinued operations. But perhaps equally as significant were the large orders for emergency shelter units that were placed in late September. The initial orders for 7,500 trailers and 3,000 homes with consistent specifications have allowed us to raise production rates in both divisions to very efficient levels. Production of these units will bolster our performance through an otherwise slow seasonal period. Shortly after the second quarter ended, we received an additional order for 3,100 trailers. The majority of these units will be produced during our fourth quarter.

A more recent highlight was our announcement shortly after the quarter ended of a successful direct placement of common shares that enabled us to raise the capital needed to pay off the deferred distributions on our 6% trust preferred securities, eliminating a cloud that has overshadowed the Company and our common stock for some time.

We spent most of last week in Louisville, Kentucky, at the annual national RV show. This is the largest wholesale show of the year. We had the opportunity to spend time with many of our dealers as well as several of you in the investment community. We found that most dealers were optimistic with regard to the direction that Fleetwood is going. As to the products on display, they seemed particularly interested in our diesel and gas high-end motor home products, especially the three diesel brands into which we introduced the full-wall-slide feature and the new floor plans in our previously introduced full-wall-slide Pace Arrow.

On the travel trailer side, the new Nitrous toy haulers, our GearBox product line and the new ultra-light Lynx, Dakota and Yukon trailers received the most attention. Although folding trailers didn’t introduce any new products at the show, we did hear positive comments about our focus on lighter, more innovative units aimed at younger, more active buyers.

This show was particularly important to us as a reality check on the direction we’re headed in travel trailers. Feedback from the dealers reflected their acknowledgment of the improvement in our travel trailer product. Although we have further progress to make in this area, we are optimistic that the new travel trailer product introduced at the show and the more significantly revamped product that we will introduce in our model year ‘07 lineups will be increasingly more competitive. Model year ‘07 will be the first time that our new organization and focus will have an opportunity to influence full product lines.

We have preliminary order backlog numbers post-Louisville. For motor homes, we now have 1,115 units in our backlog. In travel trailers, it’s 9,831, including 5,004 FEMA units. In folding trailers, we have 1,569 units. Last year, again, a week after the show, we had 1,192 motor homes in the backlog, 4,178 travel trailers and 2,238 folding trailers. We feel good about our orders from the show and we’re very pleased with the year-over-year comparisons, especially considering the optimism that was still prevalent among dealers at this time last year and the relative conservatism with which many industry participants are approaching 2006, particularly in motor homes.

On the housing side of our business, our backlogs are currently at 2,100 units, including about 300 FEMA units, compared with 2,000 units at this time last year. We are continuing to see a striking geographic discrepancy between strong markets and weak ones, although there has been some shifting as the demand in the Gulf region has increased, causing our Texas plants to run at much higher capacity utilization rates than at this time last year, and there has been some slowing in the previously most active markets in California and Florida.

We have hosted a few plant product shows since decentralizing the Housing Group. Our objective has been to feature our new regionally designed homes, and we have been very pleased with the reaction to the new product. The changes range from décor and appliance packages to exterior elevations. We believe this regional market focus should lead to enhanced revenues and market share.

Speaking of which, I want to address market share for just a moment. We have industry-leading market shares in multi-section manufactured housing, motor homes and folding trailers. We trail the leaders in travel trailers by a significant margin. We talk about the importance of market share frequently without always explaining our overall strategy. First, we are not interested in unprofitable market share. Temporary gains in market share as a result of discounting or costly marketing promotions are not part of our long-term plan. When used rationally, we believe that market share is an effective, objective way to measure product acceptance and to evaluate performance on a regional as well as a national basis. We also view market share growth as a way to increase and protect revenues, providing the volume and capacity utilization so important to profitability in both our businesses, as those of you who have followed our Company for a long time know. So, we will continue to watch market share statistics in conjunction with many other metrics to help us make good, competitive decisions with regard to our products, operations and distribution.

At this point, I’m going to turn the presentation over to Boyd to discuss the Company’s financials in more detail.

Boyd Plowman — Fleetwood Enterprises — CFO

Thank you, Elden. First, I’d like to address the recent equity raise that was announced on November 19. After reviewing all of our options — and there were several — management and the Board determined that this was our best course of action to remove the cloud of deferred distributions from our balance sheet as soon as we reasonably could. Apparently, a number of you share our view that it is a very effective, positive event for the Company to have resolved this issue well before the ultimate due date.

We are comfortable with our liquidity at this point and with the health of our balance sheet. Our intention is to further de-leverage, over time, and we anticipate that much of the de-leveraging will come from future earnings used to pay down some debt and to boost shareholders’ equity.

Now, let’s talk about the quarterly and year-to-date results. Our second-quarter revenues from continuing operations were off 2.5% compared to last year, with RV sales down 13% and housing up 5%. In RVs, motor homes declined by 18%, travel trailers were essentially flat and folding trailers were down 10%.

After we announced our preliminary revenues, we realized that many people had simply deducted the FEMA sales, which were $30 million in each Group, from our reported revenues and had come to an incorrect conclusion that our sales would have otherwise been down considerably compared to the prior year. There are two factors to consider. One is that we went to our dealers before we took any FEMA orders and asked them to let us know what they really needed during the upcoming period. We wanted to prioritize dealer orders, but we also wanted to build as much FEMA product as we could. In most cases, this was readily accepted, as our dealers, particularly travel trailer dealers, realized that they won’t need to build up inventory because we can, due to our increased production levels through the winter, provide them with something close to just-in-time delivery for the spring selling season. Our approach resulted in deferred deliveries to dealers around second quarter end, especially in housing. Second, we were also building disaster-related units in last year’s second quarter for the Florida hurricanes. In the second quarter of last year, we had $44 million of revenue in Housing Group sales to FEMA and $5 million of revenue on FEMA trailers. Still, there’s no question that the FEMA business has created an excellent bridge for the Company and our travel trailer division in particular. We have the opportunity to run at comparatively high production levels during an otherwise slow time of year. We can also build to consistent specs that create labor efficiencies and that also took very little design and development focus away from our upcoming ‘07 product lines. As Elden mentioned, we still have a long way to go but these orders move us along to a point in our travel trailer turnaround that we wouldn’t have otherwise approached this quickly.

Our own inventories at quarter-end were in fine shape. We had less than five days’ sales in finished goods inventory in RVs and virtually none in Housing. Our dealer inventories are lower across the board than they were last year, and we now view them as healthy.

Our cash and marketable securities during the second quarter more than doubled to $109.9 million. In addition to the positive cash flow from continuing operations, the disposition of our discontinued operations greatly enhanced our balance sheet. We generated $22.9 million of cash from operating activities in the second quarter of the year, compared with using $41 million in the same quarter last year, which was primarily the result of increasing inventories and receivables.

Our income from continuing operations declined to $3.8 million in the second quarter this year from 15.3 in the second quarter of last year. The primary factors impacting our second-quarter results include the following:

•                                          The 2.5% decrease in revenues, made up of double-digit percentage decreases in motor homes and folding trailers, while travel trailer sales were essentially flat; these results were partially offset by a 5% increase in Housing Group sales.

•                                          A change at the end of calendar 2004 that reduced the role of production incentives in the compensation of line associates and contributed to higher labor costs in both businesses; the impact of this action was exacerbated by the labor inefficiencies that accompanied declining production rates in the motor home division.

•                                          An overall decrease in gross profit margins from 18.7 to 17.8%.

•                                          Motor home gross margin was 13.3%, down from 15.5, due to sales mix, increased wage rates, lower labor efficiencies and lower capacity utilization.

•                                          Housing wholesale gross margin declined to 24.6% from 25.1, primarily due to higher labor and fringe benefit expenses, which were largely related to production wage-rate increases. Also, higher delivery costs, primarily related to FEMA units, had the effect of increasing both sales and cost of goods sold, resulting in a skewed, unfavorable change in gross margin when expressed as a percentage.

•                                          And, on a positive note, travel trailer gross margin increased from 9% in the prior year to 12.8% in the current year. This was primarily due to lower average material costs and greater labor efficiencies on FEMA units.

•                                          Warranty and service expenses were unchanged and remained approximately flat as a percentage of sales. RV Group expenses in this category increased by $2 million, while the Housing Group’s decreased by 2 million. The Housing decrease relates to cost savings attributable to decentralization of the warranty and service organization. The increase in RV warranty expense was largely due to higher incurred warranty costs, an unfavorable warranty reserve adjustment related to the travel trailer division, and some initial ramp-up costs to decentralize the RV warranty and service organization.

•                                          G&A expenses rose $3.2 million, or 7%, during the quarter, mainly due to an increase in benefit costs, which was partially explained by a significant reduction in group insurance reserves in the prior year. This adjustment was one of several last year, as our reserves began to reflect the savings from a previously restructured healthcare plan. The year-over-year reduction in income from Company-owned life insurance investments was also a factor.

Other operating expenses in the Housing Group included a $1 million impairment charge related to idle facilities held-for-sale.

The fiscal-year comparisons were largely affected by the same factors, although at different levels of magnitude.

Now, Elden has some closing remarks.

Elden Smith — Fleetwood Enterprises — President, CEO

Thanks, Boyd. Once again, we’re very pleased with the progress we have made in our turnaround effort. Certainly, the boost from FEMA orders has provided support to some of our initiatives. Not long ago, I would have told you that I expected that the third quarter would produce a loss at just about every level. Instead, we are projecting a marginal improvement over the second quarter, and it goes without saying that we will enjoy a tremendous improvement over last year’s third quarter. We will experience seasonal slowness in motor homes and folding trailers, which have not participated in the disaster-relief efforts, but the travel trailer division and the Housing Group will benefit from better-than-normal operating environments, and we fully expect a reduced loss from discontinued operations.

Our goal is consistent profitability, and we believe that we are on the right path. We have favorable demographic trends in our target consumer groups and market leadership positions in both our industries. We are reorganizing the Company to better serve our customers with the products they want and the service they expect. Overall, we believe that the achievement of these objectives will produce the improved results we seek going forward.

That concludes our general remarks about operating results. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Ed Aaron with RBC Capital Markets.

Andrew Hodson — RBC Capital Markets — Analyst

Actually, this is Andrew Hodson for Ed. I just have a question on the motorized business. As you start to anniversary some of your production cuts and then looking at lower dealer inventory and then their optimism at the Louisville show, when do you think you’ll begin to see some year-over-year wholesale motorized unit increases?

Elden Smith — Fleetwood Enterprises — President, CEO

I think that our best opportunity there will be right after the first of the year, as we get into our early retail shows. That’s where we will see exactly how strong that market is and to what degree it’s going to come back or move forward. We feel fairly comfortable that we also have some opportunities for market share improvement there, based on the enthusiasm that we saw for the products we introduced at Louisville.

Andrew Hodson — RBC Capital Markets — Analyst

Thank you very much.

Operator

Scott Johnson with Prospect Management.

Scott Johnson — Prospective (ph) Management — Analyst

Good afternoon, gentlemen. I have three questions. With regards to the FEMA orders, will you guys disclose the gross profit you guys receive from those?

Boyd Plowman — Fleetwood Enterprises — CFO

Scott, this is Boyd. I think all we’ve said and I think we will stick to it is that they’re really priced to have margins that are within our normal ranges. That’s been slightly enhanced by virtue of maybe better-than-expected efficiencies as a result of the cookie-cutter type of production opportunities.

Scott Johnson — Prospect Management — Analyst

Well, the reason why I ask is because, next year, we can’t assume that FEMA is going to order this many units, so I’m trying to get a sense of what your gross margin is going to be in your RV Group going forward. It’s difficult to ascertain that, given the margins are being influenced by the FEMA sales. I mean, your travel trailers went from 6% to 12.8.

Elden Smith — Fleetwood Enterprises — President, CEO

I think it would be fair to say that we would be looking for improved market share and improved volume, certainly in our trailer area. As Boyd points out, if we achieve that and replace a portion or all of the FEMA volume that we had this year with conventional unit volume, you would find our margins to be virtually the same.

Scott Johnson — Prospect Management — Analyst

Okay. Secondly, with regards to the FEMA backlog, how much of that is contingent? In other words, do they have the ability to pull those orders?

Elden Smith — Fleetwood Enterprises — President, CEO

They do have the ability to pull those orders. There are some penalties or reimbursement for cost contingencies there. At this point, we see no indications that anything will be pulled.

Scott Johnson — Prospect Management — Analyst

Okay. Lastly, with regards to travel trailers, there has been speculation in the industry about how much FEMA has actually ordered. But with regards to second half ‘06, how concerned are you guys about the market getting flooded with these units?

Elden Smith — Fleetwood Enterprises — President, CEO

Are you talking about these units coming back into the marketplace?

Scott Johnson — Prospective (ph) Management — Analyst

Yes. I mean, presumably FEMA is not going to sit on these things. People are signing 6 to 18 month leases on them. They have to do something with them.

Elden Smith — Fleetwood Enterprises — President, CEO

I think it’s important to point out that these aren’t recreational vehicles. These are emergency shelter. The units are very spartan in terms of the features that they have in them. They have normal house-type plumbing and appliances. They have no holding tanks, no water tanks, no three-way appliances as you would normally find in a recreational vehicle. They are truly temporary shelter. I think they are more likely to go into the market as offices for construction companies. Many of the units in the past have ended up on rivers and lakes as small hunting cabins in very rural, outlying areas. We have also seen and heard about some interest on the part of some very entrepreneurial individuals who are looking to buy these units and perhaps take them to Mexico. But as far as being a threat to the recreational vehicle industry or future RV sales replacements, I see very, very little chance that that’s going to occur.

Scott Johnson — Prospect Management — Analyst

Okay, I appreciate it, and good quarter.

Elden Smith — Fleetwood Enterprises — President, CEO

Thank you very much.

Operator

Ian Zaffino with Oppenheimer.

Len Rittberg — Oppenheimer

This is actually Len Rittberg of Oppenheimer on Ian’s behalf. Ian had about three questions for you. The first is would you please discuss whether you anticipate falling fuel prices having an impact on foot traffic at the dealer end?

Elden Smith — Fleetwood Enterprises — President, CEO

Okay, we feel, just as rising fuel costs had some impact on consumer confidence numbers and appeared to have some impact on the motor home market from a negative standpoint, that falling fuel costs will more than likely have a positive effect. To what degree is very difficult to say.

Len Rittberg — Oppenheimer

Sure, that makes sense. Then the next question is do you presently have any intention of refinancing your converts?

Boyd Plowman — Fleetwood Enterprises — CFO

At this point, we do not.

Len Rittberg — Oppenheimer

Okay, great. Then finally, are you still rationalizing batch names?

Elden Smith — Fleetwood Enterprises — President, CEO

Oh, brand names?

Len Rittberg — Oppenheimer

Yes, I’m sorry.

Elden Smith — Fleetwood Enterprises — President, CEO

Yes, in fact much that is part of the plan that the recreational vehicle group has for the introduction of their ‘07 product lines. We will be shifting some product lines so that they are not as directly competitive with our own lines and more competitive with our competitors’ products.

Len Rittberg — Oppenheimer

Okay, great. That’s all I have.

Operator

Barbara Allen with Avondale Partners.

Barbara Allen — Avondale Partners — Analyst

Good afternoon. Thank you for a terrific report. Since I have criticized you in print for the difficulty of getting some of this information out, I feel compelled to publicly compliment you on a much better presentation of the results. I for one am most appreciative because it helps me do my job a little bit more easily and presumably with fewer mistakes. Thanks so much.

Elden, I don’t know what to ask you. You gave me the backlog! (LAUGHTER).

Elden Smith — Fleetwood Enterprises — President, CEO

You said you wanted it!

Barbara Allen — Avondale Partners — Analyst

I know. I say it every time. But I just wanted to be sure. On the manufactured housing, I wasn’t sure I had the number for this year’s backlog. Was it 2100?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

Yes, it was, Barbara.

Barbara Allen — Avondale Partners — Analyst

The FEMA was how much?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

FEMA was — (multiple speakers) — no, I’m sorry, 300.

Barbara Allen — Avondale Partners — Analyst

300, okay. The California housing plant that you lease — has it started up yet and were there expenses in the quarter for that?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

There were some expenses; I don’t quite have those all quantified yet, but they weren’t significant. But no, it has not started up yet. We have run into some sort of unexpected delays, and it looks like now it’s going to push it back to about the first week of January in opening.

Elden Smith — Fleetwood Enterprises — President, CEO

We had some difficulties with the community plan approvals that we hadn’t anticipated, so it wasn’t anything from our standpoint. We will get into it as quickly as we can.

Barbara Allen — Avondale Partners — Analyst

Well, I mean that’s never an issue in California, right?! (LAUGHTER). I wondered, Charley, if you had any commentary on the declining numbers we are seeing in the monthly data on California and Florida shipments.

Charley Lott — Fleetwood Enterprises — EVP Housing Group

Barbara, our business — our backlogs are coming down slightly in California, but it’s very slightly. Actually, our business is still pretty healthy out here. And Florida, we actually — our business is improving down there. We had a great show back in August with a new product that we introduced there, and I believe we hit right on the mark there according to our retailers. We’re doing very well in Florida right now.

Barbara Allen — Avondale Partners — Analyst

Well, that’s good to hear. California may be a capacity utilization situation?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

I think it is, as much as anything; you’re right.

Barbara Allen — Avondale Partners — Analyst

Okay. I also wondered, on the segment information, you had a negative 4 million and change in Corporate. Is that a run-rate I should use, or was there anything unusual in there?

Andy Griffiths — Fleetwood Enterprises — VP, Controller

Barbara, this is Andy. It’s usually going to be somewhere in the 0 to 5 million unallocated range. There are certain types of expenses that we don’t push out to the plants and it can vary — things like the life insurance costs that Boyd mentioned in his earlier remarks, for example would make up part of that. But somewhere in the 0 to 5, I can’t tell you exactly where it is.

Barbara Allen — Avondale Partners — Analyst

Okay, so it was nothing atypical?

Boyd Plowman — Fleetwood Enterprises — CFO

No, it’s probably a little bit on the high side of average but so I probably wouldn’t use it as a run-rate, but 0 is not the right run-rate either on a typical basis.

Barbara Allen — Avondale Partners — Analyst

Okay. Lastly, do you have the third and fourth quarters continuing from last year restated for us, just the EPS, or can I find it somewhere in your filings?

Andy Griffiths — Fleetwood Enterprises — VP, Controller

I guess we have not — we’ve not done that. Actually, I think, if you look at — now that I say that, I think if you look in the 10-K, in the unaudited quarterly information footnotes, there is some information there, Barbara. If that’s not what you are looking for, you can always contact us.

Barbara Allen — Avondale Partners — Analyst

All right, we will. Thank you very much.

Operator

John Diffendal with BB&T Capital Markets.

John Diffendal — BB&T Capital Markets — Analyst

Good afternoon. Just a couple of things. Elden, you mentioned — or I guess maybe Boyd — but going to dealers on both sides of the business and trying to get them to defer their business while you were cranking out all the FEMA business. Is there any way you can put a number to that in terms of what you think may be deferred and at what point you see that starting to flow back in?

Elden Smith — Fleetwood Enterprises — President, CEO

No, I don’t think we could put a number to that, but I think it’s important that I characterize it a little differently. We didn’t ask them to defer anything, necessarily; we said more along the lines of you tell us exactly what you need, but keep in mind that we will be operating at higher production rates and that less than 50% of our production on a period basis will be in FEMA units, so we will have more than adequate production to provide you with conventional units on a just-in-time basis. So, we didn’t look to them to give up anything necessarily if they absolutely needed it.

Boyd Plowman — Fleetwood Enterprises — CFO

John, just to elaborate, the point that I was trying to make is that, in housing particularly, you really can’t view that $30 million that was included in the second quarter as incremental business because ever so briefly, we met the FEMA schedules and in doing so pushed out some dealer business a week or two, but — so it was just to basically clarify the fact that we didn’t have an incremental $60 million of windfall sales in the second quarter.

John Diffendal — BB&T Capital Markets — Analyst

I guess we are seeing the shipping numbers, the multis are falling while the FEMA business is being dealt with.

Boyd Plowman — Fleetwood Enterprises — CFO

That’s right, and I think that’s an example of what I’m talking about.

John Diffendal — BB&T Capital Markets — Analyst

Right. Just to try to be clear in terms of how you see the flow of this, I mean, you’ve given good FEMA numbers in both businesses for the quarter just finished, but give us — I think you did this at RVIA a little bit, just to remind us, how do you see that flowing between the third and the fourth quarter, in terms of how the FEMA business will play out over the remainder of the year?

Elden Smith — Fleetwood Enterprises — President, CEO

Okay, at this point, I will let Chris cover that because the housing portion of our orders will be completely delivered by the end of this month, and the trailer orders will, for the most part, be delivered by the end of this month with the exception of the 3,100 units that were added on. I will let Chris talk to that.

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Yes, as Elden mentioned, John, we will have built through this week about 6,300 of our 10,600 FEMA units, and through calendar year end, by the end of December, we will have built about 7,500. In the month of January, which will take us through the third quarter, we will produce about 500 more in the month of January, leaving about 2,600 units for the fourth quarter, the April quarter.

John Diffendal — BB&T Capital Markets — Analyst

OK. Good. Like you say, you’ve basically finished — you have a very small amount of manufactured housing in the…. November is a decent amount. How many units on the MH side gets done?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

John, out of the original 3,000 FEMA orders that we had on the housing side, we built just over 900 in the quarter that ended in October, and that’s left about 2,100 to be built this quarter. As of about next week, we will have all of those built and shipped by no later than the first of January.

John Diffendal — BB&T Capital Markets — Analyst

Right, okay. I just want to be clear on the guidance you’ve given us for the upcoming quarter, the January quarter. I guess, in the release, it sort of indicates that, on a continuing operations basis, I think the exact wording is “similar levels to those of the second quarter.” I think I heard you before, Elden, as well as on the call, sort of saying you expect improvements relative to Q2. Can you just sort of walk us through there? I mean are you saying that a $0.07 sort of continuing operation number, just to be pretty specific about it, the $0.07 continuing operation number that was generated this past quarter is a number that you all think you can make? Is that what you’re saying here?

Elden Smith — Fleetwood Enterprises — President, CEO

That’s pretty much what we were saying.

Boyd Plowman — Fleetwood Enterprises — CFO

But you get to cutting it pretty finely, and our choice of the term “similar levels,” John, was a well-considered choice, trust me. It’s just — a few dollars either way can amount to some pennies per share.

John Diffendal — BB&T Capital Markets — Analyst

Similar can be a $0.05 delta on either side, I guess.

Boyd Plowman — Fleetwood Enterprises — CFO

It can certainly be a few cents.

John Diffendal — BB&T Capital Markets — Analyst

Then lastly, Charley, Barbara asked about some states. What are you sort of seeing in Texas and North Carolina right now?

Charley Lott — Fleetwood Enterprises — EVP Housing Group

North Carolina is a little bit slow for us, and I think for the industry right now, John. Texas is actually improving a little bit, albeit some of that would have to be attributed to the disaster area down in the Gulf States. But Texas is actually improving a little for us right now.

John Diffendal — BB&T Capital Markets — Analyst

Great, thank you so much.

Operator

Chris Cook with Zazove.

Chris Cook — Zazove — Analyst

Thanks for taking my question. The CapEx numbers, I seem to remember you guys indicating $30 million would be sort of normal capital spend. It looks like you guys are under-spending that budget fairly substantially in the first couple of quarters. I was curious as to if that under-spend is going to continue, or whether you will end up spending 30 million as far as CapEx this year.

Boyd Plowman — Fleetwood Enterprises — CFO

Yes, Chris, I would not expect that we would spend 30 million. 30 million is a cap for our revolver agreement, so we had the ability to spend up to 30 million. My expectation is that, although the run-rate in the first half of the year was probably a little bit below what I would expect on a next-12-months basis, it’s certainly much closer to 20 million than 30 million, probably 20 or under.

Operator

Shaun Nicholson with Kennedy Capital.

Shaun Nicholson — Kennedy Capital — Analyst

It was kind of asked just a few questions ago about next quarter. Looking at your not specific guidance but just what you’re seeing compared to the second quarter, I guess my question is, in your opinion, I see some estimates out there that are far above what a marginal improvement would be. Do you think — I mean, you guys talk to the sell-side guys. Do you think it’s more of a — they thought FEMA was going to hit more in the next quarter, or more of just disseminating the information? Can you guys speak to any of your opinion on that?

Elden Smith — Fleetwood Enterprises — President, CEO

Really, all we can speak to is what we’ve told you we feel we’re going to do. You’ll have to ask them how they came up with their numbers.

Shaun Nicholson — Kennedy Capital — Analyst

Okay. As far as going into — for travel trailers, when does FEMA — kind of the action I guess is finished. When do you see a normal I guess backlog? Is there a normal backlog for what you usually see out of the travel trailer group?

Elden Smith — Fleetwood Enterprises — President, CEO

There would be. It’s very seasonal in nature. At this point, the backlog number I think you would probably be most interested in would be what would be run with during our normal seasonal periods. I don’t know if Chris has that with him.

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Yes, as Elden said, I mean, it varies. This time of year typically, our travel trailer backlog would be at its lowest point. Last year, it was right around 4000 units and this year, absent FEMA, it would be about 4,800 units. As you get into the stronger part of the season, into the spring and summer, that backlog number could be in the 8,000 to 9,000-unit range.

Elden Smith — Fleetwood Enterprises — President, CEO

Part of our objective this year, though, would be, because we will be operating at higher production rates, to perhaps not operate with that large a backlog. That kind of backlog right now would be out about eight weeks, and that’s probably longer than we would like to be out in the season.

Shaun Nicholson — Kennedy Capital — Analyst

Okay, great. Thanks.

Operator

Jose Aznar with SLS Capital.

Jose Aznar — SLS Capital — Analyst

Hi, everyone.

Elden Smith — Fleetwood Enterprises — President, CEO

Good afternoon, Jose.

Jose Aznar — SLS Capital — Analyst

On SG&A, a couple of questions — first I was wondering. Is there any reason why there would be any non-recurring expense, ROI expenses would be extraordinarily high during the quarter and if there is not, when should we expect some progress there?

Boyd Plowman — Fleetwood Enterprises - CFO

There are some areas where there is some modest extraordinary expense. One of them I highlighted and there may be a couple of others of slightly smaller magnitude. One was the impairment loss on some idle facilities held-for-sale. But with that exception, probably not a lot of extraordinary stuff.

With regard to future opportunities, there are some areas where our focus in the short run — and I will use travel trailers as probably the prime example — that’s an area where there may be a future opportunity for some G&A cost-cutting, but we believe that, in part, the need for a turnaround has been necessitated by perhaps cutting costs, closing plants rather than addressing our product issues. So, in the short run, we would rather apply the resources to make ourselves more competitive and rejuvenate volumes, and that may defer some of the cost-cutting that might otherwise be possible.

Elden Smith — Fleetwood Enterprises — President, CEO

I think it’s important to point out, Jose, we now have our general organization in place; it’s been in place for about 2.5, 3 months. The focus is now moving toward addressing all of our G&A expenses. There’s no doubt but what there is opportunity there, and I think it will be an ongoing task to find those areas where we can become more efficient and more streamlined, in terms of our organization. We will be continuing to focus on that. My hope would be that, if volumes stayed the same, you would see continuing improvement in our reduction of G&A costs. My expectation is that will be the case.

Operator

Mitchell Golden with RH Capital.

Mitchell Golden — RH Capital — Analyst

Hi, Elden. Congratulations, guys, on a terrific quarter. Elden, I was wondering if you could just chat a little bit more on the motor home business. I know a lot of the focus has been on FEMA and the travel trailers, but given the size of the profit impact on the motor home, I was wondering if you can just chat a bit more on what your current thought is just into this quarter and any more perspective on your comfort level with the new models and then the market just picking up there.

Elden Smith — Fleetwood Enterprises — President, CEO

Okay, I will make a couple of short comments and let Chris expand on it. I think that we are positioned very well with the products that we have right now. In other words, our high-end diesel units seem to be very competitive and are very well-received in the marketplace, and we had good reaction to them at the Louisville show. The areas where we have opportunity are in the lower-priced Class A’s and the Class C’s in the Midwest and East because, until recently, we have not had production capacity in that area, as well as there are opportunities for us in lower-end Class C’s. So, with very high market share in that area right now, we still see significant opportunity to improve our fortunes there, and we will be working on that.

Chris Braun — Fleetwood Enterprises — EVP, RV Group

This is Chris. I would echo everything that Elden said — very strong feedback at Louisville, not only with our diesel product but our high-end gas motor homes; several comments from dealers that the product offering is right on and it’s priced competitively.

As a side note, last year at the Louisville show, we introduced the full-wall-slide Pace Arrow; that’s a gas motor home. This year, we introduced that full-wall-slide technology in three of our diesel brands, and from the orders we wrote at Louisville, those full-wall-slide products were 20% of the orders that we took at Louisville. So, really strong in that end of the motor home product, and as Elden mentioned, we know what we need to do in the low-end gas and we are addressing that here quickly, and you should see improvements there spring of next year.

Then in the Class C side, as Elden mentioned, we’re looking at what we can do to get to more of an entry-level Class C product.

So I guess, in summary, we are performing very strong on the high end and some of the improvements we need to make on the low end are in the works.

Boyd Plowman — Fleetwood Enterprises — CFO

This is Boyd. Was part of your question also kind of a macro…?

Mitchell Golden — RH Capital — Analyst

Yes, if you could put just a little more color on any of the macro trends turning around as gas has come off.

Elden Smith — Fleetwood Enterprises — President, CEO

No, that, at this point — this is the toughest time of the year to predict what the season or what the year is going to be like. We’re sitting right between the holidays and many people’s heads are in completely different places than we might like to see them right now. But we will have a much better feel for where we’re going to be, as I indicated before, as we get into the early shows of next year. We’re encouraged by the fact that fuel prices or fuel costs are going down; we are encouraged by the fact that consumer confidence levels are going up. I think that’s all a good sign. At this point, I wouldn’t bet on anything, though, until we get to the early shows.

Operator

Barry Vogel with Barry Vogel & Associates.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Good evening, good morning! I don’t what time it is out there. I want to go over with Chris the full slide-outs, full-wall slide-outs in a little more detail. You introduced Pace Arrow last year at the show. Can you tell us, Chris, how many wholesale orders up-to-date that you’ve gotten for those full-wall Pace Arrows?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

For the full-wall-slide Pace Arrow since last year — and keep in mind, when we introduced it at Louisville, we really didn’t take that product into production until the February time frame — so since then, we’ve wholesaled roughly about approximately about 350 of those units.

Barry Vogel — Barry Vogel & Assoc. — Analyst

How many have actually been sold retail?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Last time I looked, Barry, at that — and that was probably a couple of months ago — we had retailed I think it was about 180, 200, somewhere in that range.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Okay, and as far as the three diesel brands, can you tell us how many orders you’ve gotten at the show, just orders, now, for the three diesel brands full-wall slide-out units?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

It was just over 200 units.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Okay. As far as production, where are you going to produce the diesels, and where are you producing the Pace Arrow gas, full wall?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

The diesels will all be produced at our Decatur facility in Indiana. Then the Pace Arrow product is in Pennsylvania and out here in California.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Okay. As far as capacity to produce these, just in case, you know, it really, it gains momentum beyond what you’ve done so far, would you have enough capacity at those three facilities to take on whatever the demand would be?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Yes, we are fully confident in that. Right now, our motor home capacity is roughly at about 60%, and that’s just on a single-shift operation, so….

Barry Vogel — Barry Vogel & Assoc. — Analyst

You’re talking about Class A’s?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Really, I’m just talking overall, overall motor home capacity — about 60%. That would be A’s and C’s.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Okay. As far as profitability, have you had to discount the full-wall Pace Arrows so far?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

No. Actually we have really pulled back on discounts across the board on our ‘06 product offering.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Now, will those products be more profitable, all things being equal, with the same length product but without the full wall? But having other slide-outs?

Chris Braun — Fleetwood Enterprises — EVP, RV Group

Basically, the margins that we’ve targeted on the full-wall-slide product are pretty much consistent with — across the board on a percentage basis with our other products.

Barry Vogel — Barry Vogel & Assoc. — Analyst

Thank you very much.

Elden Smith — Fleetwood Enterprises — President, CEO

Thank you, Barry.

Operator

At this time, I’d like to turn the call back over to management for the closing remarks.

Elden Smith — Fleetwood Enterprises — President, CEO

Okay, I want to thank you all very much for joining us today and we look forward to speaking with you again next quarter. Thank you.

Operator

Thank you for your participation in today’s conference. This does conclude the presentation and you may now disconnect. Have a wonderful day.

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